IMMEDIATE RELEASE
December 7, 2015

UNITED NATURAL FOODS, INC. ANNOUNCES
FIRST QUARTER FISCAL 2016 RESULTS

Q1 FISCAL 2016 NET SALES INCREASED 4.2% COMPARED TO Q1 FISCAL 2015; ADJUSTED NET
SALES INCREASED 6.8% OVER SAME PERIOD

ANNOUNCES APPROXIMATELY $785 MILLION PER YEAR OF CONTRACT RENEWALS

Providence, Rhode Island- December 7, 2015 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company" or "UNFI") today reported financial results for the first quarter of fiscal 2016 ended October 31, 2015 and updated its fiscal 2016 guidance.

First Quarter Fiscal 2016 Highlights

•
Net sales increased 4.2% to $2.08 billion compared to $1.99 billion for the same period last fiscal year. Excluding the year-over-year impact of the previously disclosed termination of a customer distribution contract, adjusted net sales increased 6.8% compared to the first quarter of fiscal 2015.

•
Operating income decreased 7.7% to $53.9 million compared to $58.4 million for the same period last fiscal year; adjusted for $2.8 million of restructuring costs in the first quarter of fiscal 2016, adjusted operating income decreased $1.7 million, or 2.9%, from the same period last fiscal year.

•	Operating income for the first quarter of fiscal 2016 was negatively impacted by $1.8 million of bad debt expense related to a customer bankruptcy.

•	Diluted EPS was $0.60 compared to $0.66 for the same period last fiscal year; adjusted for $2.8 million of restructuring costs in the first quarter of fiscal 2016, adjusted diluted EPS was $0.63.

“Our first quarter financial results reflect an evolving marketplace for natural and organic foods. As consumers demand healthier options, rapid adoption of natural and organic products across sales channels has increased the competitive nature of our industry,” said Steven Spinner, President and Chief Executive Officer. “Despite these headwinds, our customers have demonstrated their continued confidence in UNFI through contract extensions valued at over $785 million per year, in addition to a modification and extension of our contract with Whole Foods Market until 2025. This, combined with opportunities in gourmet and ethnic products as well as fresh foods, represents tremendous incremental long-term growth opportunities for UNFI as we focus on our mission to connect farms to families by delivering healthier food options to more people every day.”

Net sales for the first quarter of fiscal 2016 increased 4.2%, or $84.2 million, to $2.08 billion from $1.99 billion in the first quarter of fiscal 2015. Excluding the year-over-year impact of the termination of a customer distribution contract, adjusted net sales increased 6.8% compared to the first quarter of fiscal 2015. Gross margin decreased 89 basis points to 15.1% for the first quarter of fiscal 2016 compared to 16.0% for the same period last year. The decrease in gross margin was primarily due to the unfavorable impact of foreign exchange for the Company's Canadian business, a reduction in fuel surcharges, moderated supplier promotional activity, and a shift in the mix of sales towards lower margin sales channels.

Total operating expenses were 12.5% as a percentage of net sales for the first quarter of fiscal 2016, a decrease of 56 basis points compared to the same period last fiscal year. Total operating expenses decreased by $0.6 million to $260.0 million for the first quarter of fiscal 2016 compared to $260.6 million in the first quarter of fiscal 2015. Total operating expenses for the first quarter of fiscal 2016 included $2.8 million of severance and other transition costs due to the restructuring plan disclosed in the fourth quarter of fiscal 2015 as a result of the termination of the Company's distribution agreement with a customer and $1.8 million of bad debt expense related to outstanding receivables for a customer who declared bankruptcy in the first quarter of fiscal 2016. Total operating expenses for the first quarter of fiscal 2015 included non-recurring costs of approximately $1.9 million related to the start-up of the Company's Hudson Valley, New York facility, the write-off of an intangible asset related to the Company's Canadian division, and costs related to the Company's acquisition of Tony's Fine Foods.

Operating income decreased $4.5 million to $53.9 million for the first quarter of fiscal 2016 compared to $58.4 million for the first quarter of fiscal 2015. As a percentage of net sales, operating income for the first quarter of fiscal 2016 decreased 33 basis points to 2.6% compared to the same period last fiscal year. Operating income for the first quarter of fiscal 2016 included the impact of $1.8 million of bad debt expense related to a customer bankruptcy. Excluding the $2.8 million of restructuring costs in the first quarter of fiscal 2016, adjusted operating income decreased $1.7 million to $56.7 million compared to $58.4 million in the same period in fiscal 2015. As a percentage of net sales, adjusted operating income for the first quarter of fiscal 2016 decreased 20 basis points to 2.7% compared to the same period last fiscal year.

Net income for the first quarter of fiscal 2016 decreased $2.9 million to $30.1 million, or $0.60 per diluted share, from $33.0 million, or $0.66 per diluted share, for the first quarter of fiscal 2015. Excluding the $2.8 million of restructuring costs in the first quarter of fiscal 2016, adjusted net income decreased $1.2 million to $31.8 million, or $0.63 per diluted share, compared to the same period in fiscal 2015.

Fiscal 2016 Guidance

Based on UNFI's performance to date and the current outlook for the remainder of fiscal 2016, UNFI updated its previous guidance for fiscal 2016 provided on September 15, 2015. For fiscal 2016, ending July 30, 2016, the Company estimates net sales in the range of approximately $8.43 billion to $8.59 billion, an increase of approximately 3.0% to 5.0% over fiscal 2015. The Company estimates GAAP earnings per diluted share for fiscal 2016 in the range of approximately $2.73 to $2.84 compared to fiscal 2015 GAAP earnings per diluted share of $2.76. Adjusting for estimated severance and other transition costs related to the aforementioned restructuring plan of approximately $4.0 million to $5.0 million, including $2.8 million incurred in the first quarter of fiscal 2016 related to the previously disclosed termination of a customer distribution agreement, earnings per diluted share for fiscal 2016 is estimated to be in the range of $2.79 to $2.89, compared to fiscal 2015 adjusted earnings per diluted share of $2.85. Fiscal 2015 earnings per diluted share was adjusted for the $7.7 million second quarter fiscal 2015 impact of the previously disclosed $9.3 million non-recurring reduction in net sales the Company recognized in fiscal 2015. Capital expenditures for fiscal 2016 are expected to be approximately $47.2 million to $58.4 million, or approximately 0.6% to 0.7% of estimated fiscal 2016 net sales. Finally, the Company expects its fiscal 2016 tax rate to be in the range of 39.7% to 40.1%.

Conference Call & Webcast

The Company's first quarter 2016 conference call and audio webcast will be held today, Monday, December 7, 2015 at 5:00 p.m. EST. The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods

United Natural Foods, Inc. carries and distributes more than 85,000 products to more than 40,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes Magazine in 2014 as one of “America's Best Managed Companies,” ranked by Fortune in 2012 as one of its “Most Admired American Companies,” and chosen by Food Logistics Magazine as one of its 2013 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	ICR
Michael Zechmeister	Katie Turner
Chief Financial Officer	General Information
(401) 528-8634	(646) 277-1228

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on September 30, 2015, and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the shift in the Company's product mix as a result of its acquisition of Tony's and the resulting lower gross margins on those sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company; the addition or loss of significant customers; volatility in fuel costs; the Company's ability to successfully consummate its expense reduction efforts in connection with the previously announced termination of a contractual customer relationship within the expected timeframe and cost estimates currently contemplated; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; consumer demand for natural and organic products outpacing suppliers’ ability to produce those products; decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; and the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisition of Tony’s. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted operating income, adjusted net income and adjusted diluted earnings per common share for the three months ended October 31, 2015, adjusted net sales for the three months ended October 31, 2015 and November 1, 2014, adjusted net income for the fiscal year ended August 1, 2015, and adjusted diluted earnings per common share for the fiscal year ended August 1, 2015 and projected for fiscal 2016. For the first quarter of fiscal 2016 and projected fiscal 2016, the non-GAAP measures exclude the impact of expenses related to the actual and planned severance and other transition costs related to the termination of our distribution agreement with a customer that the Company announced in July 2015 and for the first quarter of fiscal 2016 the elimination of net sales to that customer. For fiscal 2015, the non-GAAP measures exclude the second quarter fiscal 2015 and full year fiscal 2015 impact of a reduction in net sales related to an incorrect calculation of amounts owed to a customer and the first quarter fiscal 2015 impact of the elimination of net sales to a customer that terminated its distribution agreement with the Company as announced in July 2015. The reconciliations of non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables appearing below labeled "Reconciliation of GAAP Net Sales Growth to Non-GAAP Adjusted Net Sales Growth (unaudited)”, “Reconciliation of GAAP Results to Non-GAAP Presentation (unaudited)”, “Reconciliation of 2016 Guidance for Estimated GAAP Diluted Earnings per Common Share to Estimated Non-GAAP Adjusted Diluted Earnings per Common Share (unaudited)” and “Reconciliation of 2015 GAAP Results to Non-GAAP Presentation Included in Fiscal 2016 Guidance (unaudited).” The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its adjusted net sales, adjusted operating income, adjusted net income and adjusted earnings per diluted share for the three months ended October 31, 2015, adjusted net sales for the three months ended November 1, 2014, and adjusted net income and adjusted earnings per diluted share for the fiscal year ended August 1, 2015, excluding the impact of the reduction in net sales described above, along with presenting adjusted net sales for the first quarter of fiscal 2016 and estimated fiscal 2016 adjusted diluted earnings per common share guidance, excluding the impact of the actual and planned severance and other transition costs and net sales noted above, aids in making period-to-period comparisons and is a meaningful indication of its actual estimated operating performance. The Company's management utilizes and plans to utilize this non-GAAP financial information to compare the Company's operating performance during the 2016 fiscal year to the comparable period in the 2015 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except per share data amounts)

	Three months ended
	October 31, 2015	November 1, 2014
Net sales	$2,076,649	$1,992,476
Cost of sales	1,762,712	1,673,480
Gross profit	313,937	318,996
Operating expenses	257,224	260,048
Restructuring and asset impairment expenses	2,809	555
Total operating expenses	260,033	260,603
Operating income	53,904	58,393
Other expense (income):
Interest expense	3,748	3,255
Interest income	(152)	(93)
Other, net	173	616
Total other expense, net	3,769	3,778
Income before income taxes	50,135	54,615
Provision for income taxes	20,004	21,573
Net income	$30,131	$33,042
Basic per share data:
Net income	$0.60	$0.66
Weighted average basic shares of common stock outstanding	50,194	49,889
Diluted per share data:
Net income	$0.60	$0.66
Weighted average diluted shares of common stock outstanding	50,313	50,113

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except per share amounts)

	October 31, 2015	August 1, 2015
ASSETS
Current assets:
Cash and cash equivalents	$12,293	$17,380
Accounts receivable, net	491,221	474,494
Inventories	1,082,979	982,559
Prepaid expenses and other current assets	40,779	46,976
Deferred income taxes	32,333	32,333
Total current assets	1,659,605	1,553,742
Property & equipment, net	566,522	572,452
Goodwill	266,660	266,640
Intangible assets, net	123,990	125,830
Other assets	33,408	31,526
Total assets	$2,650,185	$2,550,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$495,648	$390,134
Accrued expenses and other current liabilities	140,027	129,113
Current portion of long-term debt	11,632	11,613
Total current liabilities	647,307	530,860
Notes payable	316,060	362,993
Long-term debt, excluding current portion	171,871	174,780
Deferred income taxes	64,983	65,644
Other long-term liabilities	29,497	30,380
Total liabilities	1,229,718	1,164,657
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 50,315 issued and outstanding shares at October 31, 2015; 50,096 issued and outstanding shares at August 1, 2015	503	501
Additional paid-in capital	426,314	420,584
Accumulated other comprehensive loss	(20,372)	(19,443)
Retained earnings	1,014,022	983,891
Total stockholders’ equity	1,420,467	1,385,533
Total liabilities and stockholders’ equity	$2,650,185	$2,550,190

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Three months ended
	October 31, 2015	November 1, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,131	$33,042
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	16,704	14,158
Share-based compensation	5,973	5,962
Loss on disposals of property and equipment	194	32
Excess tax benefits from share-based payment arrangements	(414)	(1,659)
Restructuring and asset impairment	—	555
Deferred income taxes	—	(6,052)
Provision for doubtful accounts	3,207	1,196
Non-cash interest (income) expense	(102)	134
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	(19,866)	(42,079)
Inventories	(100,387)	(150,761)
Prepaid expenses and other assets	4,455	4,586
Accounts payable	58,395	50,878
Accrued expenses and other liabilities	7,202	(8,735)
Net cash provided by (used in) operating activities	5,492	(98,743)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,588)	(27,372)
Purchases of acquired businesses, net of cash acquired	(17)	(7,734)
Long-term investment	—	(3,000)
Net cash used in investing activities	(7,605)	(38,106)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings from long-term debt	—	150,000
Repayments of long-term debt	(2,890)	(2,902)
Proceeds from borrowings under revolving credit line	122,650	127,962
Repayments of borrowings under revolving credit line	(169,591)	(176,614)
Increase in bank overdraft	47,084	40,674
Proceeds from exercise of stock options	921	523
Payment of employee restricted stock tax withholdings	(1,576)	(2,089)
Excess tax benefits from share-based payment arrangements	414	1,659
Capitalized debt issuance costs	—	(954)
Net cash (used in) provided by financing activities	(2,988)	138,259
EFFECT OF EXCHANGE RATE CHANGES ON CASH	14	38
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,087)	1,448
Cash and cash equivalents at beginning of period	17,380	16,116
Cash and cash equivalents at end of period	$12,293	$17,564

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,354	$3,190
Cash paid for federal and state income taxes, net of refunds	$1,768	$11,032

UNITED NATURAL FOODS, INC.
Reconciliation of GAAP Net Sales Growth to Non-GAAP Adjusted Net Sales Growth (unaudited)
(In thousands)

	Three months ended
	October 31, 2015	November 1, 2014	Percentage Growth

Net sales	$2,076,649	$1,992,476	4.2%
Adjustment (1)	58,439	103,640
Adjusted net sales	$2,018,210	$1,888,836	6.8%

(1) Adjusted to exclude net sales in each period related to a customer distribution contract that was terminated in the first quarter of fiscal 2016.

UNITED NATURAL FOODS, INC.
Reconciliation of GAAP Results to Non-GAAP Presentation (unaudited)
(In thousands, except per share data)

	Three months ended October 31, 2015
	GAAP	Adjustments (1)	Adjusted

Operating income	53,904	2,809	56,713
Net income	$30,131	$1,688	$31,819

Diluted per share data:
Net income	$0.60	$0.03	$0.63
Weighted average diluted shares of common stock outstanding	50,313	—	50,313

(1)
Adjusted for the $2.8 million in severance and other transition costs related to the restructuring plan undertaken in connection with the termination of the Company’s distribution agreement with a customer that the Company announced in July 2015.

UNITED NATURAL FOODS, INC.
Reconciliation of 2016 Guidance for Estimated GAAP Diluted Earnings per Common Share to
Estimated Non-GAAP Adjusted Diluted Earnings per Common Share (unaudited)

	Fiscal Year Ending July 30, 2016
	Low Range	High Range

GAAP diluted earnings per common share	$2.73	$2.84
Less impact of actual and planned severance and other transition costs	0.06	0.05
Non-GAAP diluted earnings per common share	$2.79	$2.89

UNITED NATURAL FOODS, INC.
Reconciliation of 2015 GAAP Results to Non-GAAP Presentation
Included in Fiscal 2016 Guidance (unaudited)
(In thousands, except per share data)

	Fiscal year ended August 1, 2015
	GAAP	Adjustments (1)	Adjusted

Net income	$138,734	$4,671	$143,405

Diluted per share data:
Net income	$2.76	$0.09	$2.85
Weighted average diluted shares of common stock outstanding	50,267		50,267

(1) Adjusted for the $7.7 million second quarter fiscal 2015 impact of the $9.3 million reduction in net sales the Company recognized in fiscal 2015 related to an incorrect calculation of amounts owed to a customer.